EXHIBIT 10.8

TERMINATION AGREEMENT

The undersigned parties hereby agree that the Employment Agreement dated as of November 2, 2009 and effective as of July 1, 2009 (the “Employment Agreement”) by and between China Youth Media, Inc. (the “Company”) and Jay Rifkin (“Rifkin”) is hereby terminated with immediate effect and neither party shall have any further responsibility or liability thereunder, except as the parties have otherwise agreed pursuant to that certain Agreement and Plan of Merger dated as of June 1, 2011 among the Company, China Youth Media Merger Sub, Inc., and Midwest Energy Emissions Corp. (the “Merger Agreement”) and closing thereunder.  The consideration Rifkin is receiving pursuant to the Merger Agreement and related documents is deemed to be in full payment for all amounts owed under the Employment Agreement.

Each of the undersigned parties acknowledges that he/it has been informed of Section 1542 of the California Civil Code which reads as follows:  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.  In signing this Agreement, the each of the undersigned parties hereby waives any rights or benefits which he/it has or may have under Section 1542 to the fullest extent that he/it may lawfully waive such claims and benefits pertaining to the subject matter of this Agreement.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

            IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the 21st day of June, 2011.

CHINA YOUTH MEDIA, INC.
By:	/S/Richard MacPherson
Name: Title:

/S/Jay Rifkin
JAY RIFKIN